EXHIBIT 99.1

For Immediate Release

IceWEB Restructures Financing Agreement with Sand Hill Finance

-Interest Rates Drops Approximately 48%-

Sterling, VA. - September 10, 2012 – IceWEB, Inc.™ (OTC BB:IWEB), a leading provider of Unified Data Storage appliances for cloud and virtual environments, today announced that the Company restructured a long-standing financing agreement with Sand Hill Finance, LLC., entered into on December 19, 2005. Details are on file with the Securities and Exchange Commission in a Form 8-K filed on September 10, 2012.

In the final amendment (Amendment #10), the interest rate on the principal amount was lowered from 21% to 12%, representing a savings for IceWEB of approximately 48%.

“We are grateful for Sand Hill’s assistance, and for their confidence in IceWEB. This is another example of the many core issues I am working on every day to improve our competitiveness as we continue our relentless march to success,” stated Rob Howe, CEO.

About IceWEB, Inc.

Headquartered just outside of Washington, D.C., IceWEB manufactures award-winning, high performance unified data storage appliances with enterprise storage management capabilities at a fraction of the price of traditional providers. Through thin provisioning, target deduplication and inline compression, IceWEB's unified storage arrays enable standardization, consolidation and optimized storage utilization for virtual and cloud environments, saving up to 90% of storage costs, while reducing space, power and cooling requirements and simplifying storage management. For more information please call 800-465-4637 or visit www.IceWEB.com. To become part of the Company's e-mail list for industry updates and press releases, please send an e-mail to ir@iceweb.com.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:

ir@iceweb.com

Cynthia DeMonte

571-287-2400